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                                                                  Exhibit (4)(k)


                                                       MANAGED ASSETS DEPARTMENT
                                                       One First National Plaza
                                                       Chicago, IL   60670-0631
                                                       Telephone:  312/732-4728
                                                       Fax:        312/732-1775


PHILLIP D. MARTIN
Vice President



                                                       December 23, 1998


National Auto Credit
30000 Aurora Road
Solon, Ohio    44139

Attention:  Davida Howard

RE:   FINAL PAYMENT AND TERMINATION OF CREDIT AGREEMENT AND
          NOTE PURCHASE AGREEMENT

Dear Ms. Howard:

Upon receipt by the undersigned, as Collateral Agent under the hereinafter described Security Agreement, of irrevocable payment of $500,189.90 plus interest at the currently effective default rate equal to the Prime Rate plus 4% from November 10, 1998 through the date of receipt of payment in a total amount verified by Allstate Life Insurance Company ("Final Payment"), all obligations of National Auto Credit, Inc. ("National"), as borrower, and NAC, Inc. ("NAC") and NAC Investment Company ("Investment"), as guarantors, under (i) that certain Long Term Credit Agreement dated as of April 21, 1997 among National and the Banks named therein (the "Credit Agreement"), (ii) that certain Note Purchase Agreement dated as of April 21, 1997 among National and the Insurance Companies named therein (the "Note Purchase Agreement"), (iii) those certain Guaranty Agreements dated as of April 21, 1997 pursuant to which NAC and Investment guaranteed the full and prompt payment of all obligations due to the Banks under the Credit Agreement, (iv) those certain Guarantees dated as of April 21, 1997 pursuant to which NAC and Investment guaranteed the full and prompt payment of all obligations due to the Insurance Companies under the Note Purchase Agreement, (v) that certain Limited Term Extension dated as of February 13, 1998, as amended by the First, Second and Third Amendment to Limited Term Extension, pursuant to which the Banks and Insurance Companies granted National limited extensions of maturities (the "Extensions"), and (vi) that certain Security Agreement dated as of May 29, 1998 pursuant to which National, NAC, Investment and ARAC, Inc. granted in favor of the Collateral Agent a security interest in the Collateral (as defined therein) (the "Security Agreement"), shall be deemed satisfied and paid in full, and the Credit Agreement, the Note Purchase Agreement, the Guaranty Agreements, the Guarantees, the Extensions and the Security Agreement shall each be terminated, except that National shall remain liable for only: (A) such reasonable fees and expenses of Sidley & Austin, O'Melveny & Myers LLP and Policano & Manzo, as counsel and financial advisors to the




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Banks and Insurance Companies, as such firms promptly shall present to National for payment and may set off against advances held by them; and (B) the reimbursement obligation related to that certain letter of credit issued by NBD Bank, which obligation shall remain outstanding until such time as the letter of credit is drawn or expires by its terms. Said reimbursement obligation shall be satisfied solely from the cash collateral held by NBD Bank. Upon expiration of or final draw upon the letter of credit, any cash collateral held by NBD Bank in excess of the reimbursement obligation promptly shall be returned to National.

National shall make the Final Payment by wire transfer of immediately available funds to account No. 1916564 at the First National Bank of Chicago, ABA #071-000013.

Promptly following receipt of Final Payment, the undersigned, as Collateral Agent under the Security Agreement, shall execute and deliver the National UCC termination statements evidencing the termination and release of the security interest granted under the Security Agreement.

Promptly following receipt by them by their pro-rata share of the Final Payment, each Bank and each Insurance Company shall surrender to National for cancellation any note it may have in its possession under the Credit Agreement or the Note Purchase Agreement.

The undersigned, as Collateral Agent, represents and warrants that it is duly authorized to execute and deliver this letter by, and in so doing is acting with the consent on behalf of, each Holder of Secured Obligations (as defined in the Security Agreement).

                                       Sincerely,

                                       THE FIRST NATIONAL BANK OF CHICAGO



                                       By:
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